Exhibit 10(a)

Management Incentive Compensation Plan
(MICP)

Effective January 1, 2002

Airborne Freight Corporation D/B/A
Airborne Express Inc.

MANAGEMENT INCENTIVE COMPENSATION PLAN
Effective January 1, 2002

1.    Purpose

The purpose of this Plan is to deliver market-competitive cash compensation and to achieve Corporate goals by providing incentive compensation to eligible employees who through ability and service, contribute to the success of Airborne Express.

2.    Definitions

When used in the Plan, the following words and phrases shall have the following meanings:

a.	Attainment—The actual results of effort to reach the Target for a Performance Measure, usually stated as a percentage of Target.

b.	Beneficiary—The beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of a Participant.

c.	Board—The Board of Directors of Airborne Express Inc.

d.	Compensation Committee—The Compensation Committee of the Board.

e.	Maximum—The point above Target that represents the maximum incentive payout level for a particular Performance Measure.

f.	Net Profit—Pre-tax, pre-profit sharing net profit.

g.	Participant—Any employee eligible to receive an incentive under section 4.

h.	Performance Measure—A specific objective measure to assess success in achieving established goals. The plan consists of two corporate performance measures.

i.	Plan—The Management Incentive Compensation Plan (MICP).

j.	Plan Year—Each calendar year for which Performance Measures and Targets are established for the Company.

k.	Retirement—When an employee leaves active service and qualifies under the Company’s regular or early retirement programs.

l.	Revenue Growth—Ratio of actual percentage revenue growth over the prior year compared to targeted percentage revenue growth.

m.	Target—The point at which performance equals 100% of the stated objective.

n.	Threshold—The point below Target at which incentive payout for each Performance Measure begins.

3.    Administration

a.	The Compensation Committee will have the power to interpret the Plan and to make all determinations necessary or desirable for its administration.

b.
The decision of the Compensation Committee on any question concerning the interpretation or administration of the Plan will be final and conclusive. Nothing in the Plan will be deemed to give any officer or employee, or legal representatives or assigns, any right to participate in the Plan except to such extent as the Compensation Committee may determine pursuant to the provisions of the Plan.

4.    Eligibility

a.	Positions eligible for the MICP are:

Senior Vice Presidents
Vice Presidents
Senior Vice Presidents, ABX Air, Inc.
Vice Presidents, ABX Air, Inc.

Except as otherwise provided below, Participants for a Plan Year must be employed for the entire Plan Year.

b.
With approval of the Compensation Committee, on or before June 30 of each Plan Year, additional employees may be included in the Plan, with any award pro-rated as shall be determined by the Compensation Committee.

c.
Participants who retire in good standing during the year will be eligible for a pro-rated award for the year in which they retire provided they are on the active payroll on June 30th or later of the Plan Year.

d.
Participants who take a leave of absence will have their awards calculated based on actual Airborne salary earnings for the calendar year. Any disability insurance payments will not be included as earnings in calculating awards. Participants who are on a leave of absence for more than 90 days and who continue to receive full or partial salary continuance will have their awards adjusted. Any salary paid while on a leave of absence period over 90 days will not be included in the base used to calculate awards.

5.    Performance Measures

Unless otherwise determined by the Committee, bonuses will be based on two Performance Measures—Net Profit and Revenue Growth. In addition to or in lieu of one or both of the preceding Performance Measures, the Committee may select one or more of the following Performance Measures: earnings per share growth, shipment growth, increase in stock price, return on assets, return on equity or earnings before interest, taxes, depreciation, and amortization (EBITDA). The Compensation Committee will set annual Targets for each Performance Measure within 90 days after the beginning of each Plan Year and such Targets may not be changed thereafter. The Targets may be ratified by the Board. Unless within 90 days after the beginning of each Plan Year the Committee selects Performance Measures in addition to or in lieu of one or both of Net Profit and Revenue Growth, bonuses will be allocated based on Attainment of Targets as follows:

a.	Net Profit is the first major corporate Performance Measure and is the basis of 75% of the bonus allocation.

b.	A 60% Threshold is set on targeted Net Profit.

c.	A 150% Maximum is set on targeted Net Profit.

d.	Revenue Growth is the second major corporate Performance Measure and is the basis of 25% of the bonus allocation.

e.	A 60% Threshold is set on targeted Revenue Growth.

f.	A 150% Maximum is set on targeted Revenue Growth.

6.    Qualifiers on Performance Measures

a.	The bonus percentage is applied to the Participant’s salary paid in the Plan (calendar) Year.

b.	No bonus will be paid for Revenue Growth unless the Threshold for Net Profit is achieved.

c.	The Committee has the discretion to reduce or eliminate any award.

7.    Bonus Amounts

Actual bonuses will be determined by multiplying the following percentages, or a pro-rated portion thereof, by the Participant’s annual salary.

Position	Threshold	Target	Maximum
	(60% of Target)		(150% of Target)
ABF & ABX Sr VP’s	20%	50%	100%
ABF & ABX VP’s	16%	40%	80%

8.    Allocations

a.	Positions for which corporate performance measures are more appropriate will have 100% of the award allocated to corporate performance.

b.	For corporate performance, profit is 75% and revenue growth is 25% of total allocation, unless otherwise determined under Section 5.

c.
Positions for which 2 to 5 quantitative objectives can be identified will have 70% of their bonus opportunity allocated to corporate performance and 30% of their bonus opportunity allocated to individual / unit MBO achievement.

The tables below outline the MICP allocation for each eligible position level.    There is a separate table for the Corporate Only plan and the 70% Corporate / 30% MBO plan for each position level. Each table shows the incentive payment percentage allocation for goal attainment at Threshold, Target, and Maximum. Total bonus opportunity is the same for the Corporate Only plan and the 70% Corporate / 30% MBO plan.

Threshold and Maximum for MBOs are set by executive management and are not necessarily 60% and 150% of target respectively. The number of MBOs can vary from 1 to 5: allocation among MBOs can be equally weighted or variable depending on position. If there are only two MBOs, no single MBO can be weighted more than 77.5%.

Sr Vice President Group
(100% Corporate)

	100% Corporate
Goal Attainment	Profit	Revenue	Total
Threshold	15.00%	5.00%	20.00%
Target	37.50%	12.50%	50.00%
Maximum	75.00%	25.00%	100.00%

Sr Vice President Group
(70% Corporate / 30% MBO)

	70% Corporate		Corp Total	30% MBO		MBO Total
Goal Attainment	Profit	Revenue		MBO #1	MBO #2
Threshold	10.50%	3.50%	14.00%	3.00%	3.00%	6.00%
Target	28.25%	8.75%	35.00%	7.50%	7.50%	15.00%
Maximum	52.50%	17.50%	70.00%	15.00%	15.00%	30.00%

Vice President Group
(100% Corporate)

	100% Corporate
Goal Attainment	Profit	Revenue	Total
Threshold	12.00%	4.00%	16.00%
Target	30.00%	10.00%	40.00%
Maximum	60.00%	20.00%	80.00%

Vice President Group
(70% Corporate / 30% MBO)

	70% Corporate		Corp Total	30% MBO		MBO Total
Goal Attainment	Profit	Revenue		MBO #1	MBO #2
Threshold	8.40%	2.80%	11.20%	2.40%	2.40%	4.80%
Target	21.00%	7.00%	28.00%	6.00%	6.00%	12.00%
Maximum	42.00%	14.00%	56.00%	12.00%	12.00%	24.00%

10.    Form of Payment

Awards shall be paid entirely in cash. Payments will be made as soon as practicable after audited performance results are known and approved by the Compensation Committee, which should be on or about March 1. Award checks are prepared by the Payroll Department and the amounts are subject to tax withholding and Capital Accumulation Plan (CAP) deductions.

If a Participant dies before the end of the Plan Year an amount equal to a pro-rated portion thereof as of the date of death shall be paid in one lump cash sum to the Participant’s Beneficiary.

11.    Limitation on Allocation

Notwithstanding any other provision of the Plan, in no circumstances will the total amount allocated as an award to a Participant for any Plan Year exceed $975,000.

12.    Designation of Beneficiaries

Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation. The last such designation received shall be controlling, provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

13.    Absence of Valid Designation

If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with the law, the Participant shall be deemed to have designated the Participant’s estate as the Participant’s Beneficiary and the Participant’s estate shall receive the payment of the amount, if any, under the Plan upon the Participant’s death. If the Compensation Committee is in doubt as to the right of any person to receive such amount, the Compensation Committee may direct retention of such amount, without liability for any interest thereon, until the rights thereto are determined or the Compensation Committee may pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and of Airborne Express therefore.

14.    No Liability of Compensation Committee, Board Members or Officers

No members of the Compensation Committee, Board or Corporate officers shall be personally liable by reason of any contract or other instrument executed by them or on their behalf nor for any mistake or judgment made in good faith, and Airborne shall indemnify and hold harmless each member of the Board and each other officer, employee or director of Airborne Express to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

15.    Right to Amend, Suspend or Terminate Plan

The Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any reasons and without the consent of any Participant or Beneficiary; provided that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment. Unless otherwise provided herein, any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively.

16.    No Rights to Continued Employment or Bonus

Nothing contained in the Plan shall give any employee the right to be retained in the employment of Airborne Express or affect the right of Airborne Express to dismiss any employee. The adoption of the Plan shall not constitute a contract between Airborne Express and any employee. No Participant shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of Airborne Express except as otherwise determined by Airborne Express.

17.    No Right, Title, or Interest in Assets

The Participant shall have no right, title, or interest whatsoever in or to any investments which Airborne Express may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a fiduciary relationship between Airborne Express and any Participant or any other person. To the extent that any person acquires a right to receive payments from Airborne Express under this Plan, such right shall be no greater than the right of an unsecured general creditor of Airborne Express.

18.    Unfunded Plan: Governing Law

The Plan is intended to constitute an incentive compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Washington.